UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 26, 2018

Date of report (Date of earliest event reported)

Surmodics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 26, 2018, Surmodics, Inc. (the “Company” or “Surmodics”) entered into a Development and Distribution Agreement (the “Agreement”) with Abbott Vascular, Inc., a subsidiary of Abbott Laboratories (“Abbott”). Under the terms of the Agreement, Abbott will have exclusive worldwide commercialization rights for Surmodics’ SurVeil® drug-coated balloon to treat the superficial femoral artery (the “Product”), which product is currently being evaluated in a U.S. pivotal clinical trial. Abbott also received options to negotiate agreements for Surmodics’ below-the-knee and arteriovenous (AV) fistula drug-coated balloon products, which products are currently in pre-clinical development.

Pursuant to the terms of the Agreement, Surmodics will receive a $25 million upfront payment and may earn an additional $67 million for various product development milestones (each, a “milestone”). The payment associated with each milestone is subject to a step-down in the event that the applicable milestone event is not achieved by an agreed upon target date. Surmodics will be responsible for the manufacture and supply of clinical and commercial quantities (upon regulatory approval) of the Product and will realize revenue based on initial product sales to Abbott as well as a share of profits resulting from Abbott’s third-party sales. Abbott will have the right to manufacture the Product in the event of a supply disruption (as defined in the Agreement) or upon the occurrence of certain other specified conditions or events. Abbott will have the right, upon the occurrence of certain specified conditions or events, to request and receive a technology transfer, including the transfer of materials and know-how, that would enable Abbott to manufacture the Product.

Unless earlier terminated, the Agreement will remain in effect until December 31, 2032, or if Abbott elects by prior written notice, until December 31, 2035. The Agreement may be terminated by either Surmodics or Abbott based upon an uncured material breach, provided that certain conditions related to such breach and its remedy have not been satisfied. The Agreement may also be terminated by Abbott (a) for convenience upon one year’s prior written notice, or (b) for cause based upon (i) product-related concerns, provided that the applicable dispute resolution procedures specified in the Agreement relating to such concerns have been followed, or (ii) failure by Surmodics to achieve any of the milestones within a certain time period following the agreed upon target date applicable to each such milestone. In the event that the Agreement is terminated for convenience, Abbott will be required to pay all milestone payments for any milestones that were not achieved or paid prior to the effective date of such termination. The Agreement also contains customary representations, warranties, and covenants concerning intellectual property, confidentiality, and indemnification.

Other than the Agreement, Surmodics is party to other license agreements with Abbott or its affiliates pursuant to which Surmodics has licensed certain of its surface modification technologies for use with specified medical device product applications.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement, with the exception of certain information contained therein that may be excluded pursuant to a request for confidential treatment to be made to the Securities and Exchange Commission, will be filed as an exhibit to Surmodics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Item 7.01	Regulation FD Disclosure.

On February 27, 2018, Surmodics and Abbott issued a joint press release announcing they had entered into the Agreement. The press release is furnished as Exhibit 99.1 hereto. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Joint Press Release of Abbott Vascular, Inc., a subsidiary of Abbott Laboratories, and Surmodics, Inc. dated February 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: March 2, 2018	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary